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                  COMMODORE ENVIRONMENTAL SERVICES AND LANXIDE
                          AGREE TO BUSINESS COMBINATION

NEW YORK, NEW YORK and NEWARK, DELAWARE. . .November 14, 1996 -- FOR IMMEDIATE
RELEASE: Lanxide Corporation (OTC Bulletin Board: LNXI) and Commodore Environmental Services, Inc. (OTC Bulletin Board: COES) today announced that they had entered into a merger agreement under which Lanxide will become a wholly-owned subsidiary of Commodore and Lanxide stockholders will become Commodore stockholders.

                  The combined company will continue to develop and engage in a commercialization of a portfolio of proprietary process technologies which are used in applications involving (i) the destruction and decontamination of certain hazardous substances, including polychlorinated biphenyls, dioxins and chemical warfare agents, (ii) the separation and recovery of various solubilized materials, including metals, organic chemicals and other targeted substances, from liquid and gaseous process streams and (iii) the production of unique high performance products made from ceramic - reinforced metal, ceramic and polymer products.

                  As a result of the merger, each share of Lanxide Common Stock will be exchanged for 19.1 shares of Commodore Common Stock and each share of Lanxide Series A Preferred Stock will be exchanged for 7.1 shares of Commodore Common Stock.

                  The merger is conditioned upon satisfaction or waiver of certain conditions, including (i) the approval of the merger by holders of a majority of the outstanding common shares of each of Commodore and Lanxide and
(ii) consummation of a public offering of Commodore simultaneous with the merger with gross proceeds of at least $50,000,000, and which values the combined companies prior to such offering at not less than $175 million. Commodore and Lanxide anticipate that the merger will close in the first quarter of 1997. No assurance, however, can be given that the transaction will be consummated in that time frame or at all.

                  Lanxide was founded in 1983 to develop and commercialize novel materials processing technology. The Company's initial focus centered on unique approaches to the fabrication of ceramic-reinforced ceramics and metals, and has more recently expanded to include processing of polymeric materials. The Company's patented technology has enabled it to engineer a new class of high-performance materials, LANXIDE(TM) composites, which combine many of the features of ceramics and metals, providing a new class of structural materials. They exhibit combinations of strength, damage tolerance, shape versatility, hardness, stiffness, chemical stability and temperature tolerance previously unavailable in a single class of materials. Products introduced to date include electronic components, optical components, automobile engine and brake components, refractories, armor, industrial pump and cyclone components, components for gas turbine engines, rocket engines and certain other aerospace applications, and sporting goods.

                  Commodore Environmental Services, Inc. has been involved in environmental material process technology since 1986. On June 28, 1996, Commodore Environmental Services' formerly wholly-owned subsidiary, Commodore Applied Technologies, Inc. (AMEX:CXI), successfully completed its initial public offering of common stock and redeemable warrants, raising gross proceeds of $35,075,000. Commodore Applied Technologies is commercializing its patent solvated electron process, which has been awarded the U.S. EPA's first ever portable, non-thermal, nationwide permit for PCB destruction. This process also destroys chemical warfare agents and concentrates certain radioactive wastes for more effective disposal. Commodore Environmental Services has retained 69% ownership of Commodore Applied Technologies, Inc.

                  For further details, please contact R. Michael Rice at Lanxide Corporation, 1300 Marrows Road, P.O. Box 6077, Newark, DE 19714-6077, Tel. (302) 456-6219, Fax (302) 454-1712 and Melissa C. Berkowitz at Commodore Environmental Services, Inc., 150 East 58th Street, Suite 3400, New York, NY 10155, Tel. (212) 308-5800, Fax (212) 753-0731.